Exhibit 99.1

SmartFinancial, Inc. Announces Acquisition of Sevier County Bancshares, Inc.

KNOXVILLE, Tenn., April 14, 2021 – SmartFinancial, Inc., (Nasdaq: SMBK) (“SmartFinancial”), parent company of SmartBank, and Sevier County Bancshares, Inc., (“SCB”), parent company of Sevier County Bank, jointly announced today their entry into an agreement and plan of merger pursuant to which SmartFinancial will acquire SCB.

As of December 31, 2020, SCB had approximately $424 million of total assets, $381 million in deposits, and $243 million in net loans with six branches in Sevier County, Tennessee and one branch in Richmond, Virginia. The proposed transaction will improve SmartFinancial’s market share to #1 in Sevier County, Tennessee based on deposits as of June 30, 2020 and become the 4th largest community bank headquartered in Tennessee, with total consolidated assets in excess of $3.7 billion. Additionally, SmartFinancial will enter the Richmond, Virginia market with the addition of the six-person commercial banking team of Southern Community Bank.

Southern Community Bank, an office of Sevier County Bank, opened its doors for business in January 2021 as a community bank focused on supporting area businesses. The team has served Richmond as bankers and lenders for more than 20 years and has worked together at a variety of other institutions in the area. “The tremendous support from our Richmond community since opening has been humbling, gratifying, and appreciated,” commented Matt Paciocco, Market President for Southern Community Bank. “We are thrilled with the many customer partnerships we have already established and are excited about what joining forces with SmartBank means for Richmond in both the commercial and retail segments.  Like us, they also bring both a commitment to community banking and to continued growth for our bank in this market.”

Upon completion of the merger, John Presley, Executive Chairman, will join the boards of both SmartFinancial and SmartBank. “This partnership will provide us new opportunities to increase the depth of products and services we can offer to our customers, while providing significant value to our shareholders,” remarked Presley. “Importantly, SmartBank shares our commitment to community banking and understands the value we provide to the communities we serve.  We are especially excited about what this means for our team and our customers in Richmond.”

“We are pleased to partner with Sevier County Bank, which has a multi-generational history within our legacy footprint in East Tennessee and is a company that we have known and admired for years,” explained Billy Carroll, President and CEO of SmartFinancial. “Our familiarity with their leadership team and shared market area are what attracted us to this opportunity. This merger is reflective of our philosophy of partnering with banks that hold core values similar to our own and have a commitment to serving their local communities.”

SCB shareholders will receive 0.4116 shares of SmartFinancial common stock for each share of SCB common stock currently held, provided that holders of fewer than 20,000 shares of SCB common stock will have the option to receive cash for their shares in an amount to be calculated based on the average trading price of SmartFinancial’s common stock prior to the closing of the transaction. The transaction is valued on an aggregate basis at approximately $38.2 million, based on SmartFinancial’s closing stock price on April 13, 2021. Based on SCB’s tangible common equity as of December 31, 2020, the implied price to tangible book value is approximately 128%.

The acquisition, which is subject to customary closing conditions including the approval of SCB shareholders and the receipt of all necessary regulatory approvals, is expected to be completed in early third quarter of 2021.

Advisors

Alston & Bird LLP served as legal advisor to SmartFinancial. Performance Trust Capital Partners, LLC served as financial advisor, and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC served as legal counsel to Sevier County Bancshares, Inc.

About SmartFinancial, Inc.

SmartFinancial, Inc., with assets in excess of $3.3 billion, is a publicly traded bank holding company for SmartBank based in Knoxville, Tennessee. SmartBank is a full-service commercial bank founded in 2007, with 35 branches spanning East and Middle Tennessee, Alabama, and the Florida Panhandle. Recruiting the best people, delivering exceptional client service, strategic branching, and a disciplined approach to lending have contributed to the company’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

About Sevier County Bancshares, Inc.

Sevier County Bancshares, Inc. serves as the holding company for Sevierville, Tennessee-based Sevier County Bank. Founded in 1909, Sevier County Bank has over $400 million in total assets with six branches in Sevier County, Tennessee and one branch in Richmond, Virginia. For more information about Sevier County Bank, please visit https://www.bankscb.com. For more information about Southern Community Bank, please visit https://www.southerncommunitybank.com/.

Conference Call Information

SmartFinancial will host a conference call to discuss the transaction on Wednesday, April 14, 2021, at 10:00 a.m. EST. The conference call materials will be published on the SmartFinancial investor relations page (www.smartfinancialinc.com/corporateprofile) by 8:00 a.m. EST on the day of the call. To access this interactive teleconference, dial (888) 317-6003 or (412) 317-6061 and enter the participant entry number 3063532, and ask to be joined into the SmartFinancial Call.  A replay of the conference call will be available through April 14, 2022, by dialing (877) 344-7529 or (412) 317-0088 and entering the confirmation number, 10154725.

Forward-Looking Statements

Statements in this press release may not be based on historical facts and may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by reference to future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms. These forward-looking statements include, without limitation, statements relating to the expected impact of the proposed transaction between SmartFinancial and SCB (the “Proposed Transaction”) on the combined entities’ operations, financial condition, and financial results, (ii) expectations regarding the ability of SmartFinancial to successfully integrate the combined businesses, and (iii) the amount of cost savings and other benefits that are expected to be realized as a result of the Proposed Transaction. Readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release because actual results could differ materially from those indicated in such forward-looking statements due to a variety of factors. These factors, include, but are not limited to, the ability to obtain regulatory approvals and meet other closing conditions required to complete the Proposed Transaction, including necessary approvals by SCB’s shareholders, on the expected terms and schedule, delays in closing the Proposed Transaction, difficulties and delays in integrating the SCB business or fully realizing cost savings from and other anticipated benefits of the Proposed Transaction, business disruption during and following the Proposed Transaction, changes in interest rates and capital markets, inflation, customer acceptance of the combined business’s products and services, uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on SCB and SmartFinancial and the proposed transaction, changes in general economic conditions, and other risk factors. Other relevant risk factors may be detailed from time to time in SmartFinancial’s press releases and filings with the Securities and Exchange Commission (the “SEC”). All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Any forward-looking statement speaks only as of the date of this press release, and neither SmartFinancial nor SCB undertake any obligation, and each specifically declines any obligation, to revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the Proposed Transaction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer or solicitation would be unlawful.

In connection with the Proposed Transaction, SmartFinancial will file with the SEC a registration statement on Form S-4 (the “Registration Statement”) that will include a proxy statement of SCB and a prospectus of SmartFinancial (the “Proxy Statement-Prospectus”), and SmartFinancial may file with the SEC other relevant documents concerning the Proposed Transaction. The definitive Proxy Statement-Prospectus will be mailed to the shareholders of SCB. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT-PROSPECTUS REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY THE COMPANY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Free copies of the Proxy Statement-Prospectus, as well as other filings containing information about SmartFinancial, may be obtained at the SEC’s Internet site (http://www.sec.gov), when they are filed by SmartFinancial. You will also be able to obtain these documents, when they are filed, free of charge, from SmartFinancial at www.smartfinancialinc.com. Copies of the Proxy Statement-Prospectus can also be obtained, when it becomes available, free of charge, by directing a request to SmartFinancial, Inc., 5401 Kingston Pike, Suite 600, Knoxville, TN 37919, Attention: Ron Gorczynski, Chief Financial Officer, Telephone: (865) 437-5724 or to Sevier County Bank, 111 East Main Street, Sevierville, Tennessee 37862 Attention: John Presley, Executive Chairman, Telephone: (865) 453-6101.

Participants in the Solicitation

SmartFinancial, SCB and certain of their directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the shareholders of SCB in connection with the Proposed Transaction. Information about SmartFinancial’s directors and executive officers is available in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 17, 2020. Information regarding all of the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement-Prospectus pertaining to the Proposed Transaction and other relevant materials to be filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.